Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of CDC Corporation and subsidiaries on Form F-3 of our report dated February 15, 2007, relating to the consolidated financial statements of Equity Pacific Limited for the year ended December 31, 2005 and for the 5-month period from August 1, 2004 to December 31, 2004, appearing in the Annual Report on Form 20-F of CDC Corporation for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
August 28, 2007